Exhibit 10.8

WELLSPRING DISTRIBUTION CORP.

c/o Wellspring Capital Management LLC

620 Fifth Avenue

Suite 216

New York, NY 10020

September 6, 2002

George Holm

[address]

Dear George:

This Letter Agreement will confirm our offer of employment with Wellspring Distribution Corp. (the “Company”), which will acquire, upon the closing of the transactions contemplated by the Stock Purchase Agreement between the Company and International Multifoods Corporation, dated as of July 29, 2002 (the “Stock Purchase Agreement”), all of the outstanding stock of Multifoods Distribution Management, Inc. (“Multifoods”). Our offer is on the following terms and conditions:

1. Employment. This Letter Agreement will govern the terms and conditions of your employment by the Company commencing upon the closing date of the transactions contemplated by the Stock Purchase Agreement (the “Effective Date”) until the third anniversary of the Effective Date (the “Term”), unless your employment is sooner terminated pursuant to paragraph 7 below. The Term will automatically be extended for successive one-year periods, unless, at least 30 days prior to expiration of the initial 3-year term or any such one-year extension, you notify us, or we notify you, that the Term will not be so extended The period which you are actually employed by the Company is referred to as the “Employment Period”. Should the Stock Purchase Agreement be terminated pursuant to section 15 thereof, this Letter Agreement shall be of no further force and effect.

2. Positions; Duties. You will be employed by the Company as its President and Chief Executive Officer. You will report to its Board of Directors (the “Board”) or such persons as designated by the Board, and shall perform such duties as may be assigned to you, including serving as an officer or director of any subsidiary of the Company. You agree to use your best efforts to perform such duties faithfully, to devote all of your working time, attention and energies to the businesses of the Company, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company. During the Employment Period, the Company will nominate you to serve as a member of the Board. The Company will also nominate to serve on the Board one individual designated by you, assuming such individual is reasonably acceptable to the Company.

3. Base Salary. You will be paid a base salary (“Base Salary”) at an annual rate of $500,000, payable in accordance with the Company’s normal payroll practices. Your Base Salary will be reviewed at least annually, and may be subject to upward adjustment at the discretion of the Board.

4. Annual Bonus. In addition to the Base Salary, you will have the opportunity to earn an annual bonus for each fiscal year of the Company that ends during the Employment Period (the “Bonus Award”) up to 100% of your Base Salary paid during such year based on achievement of targeted level of performance, as established in advance by the Board or a committee thereof after consultation with you. To the extent performance goals are based on the achievement of financial targets, the Board (or a committee thereof) shall determine whether such targets are satisfied based on the audited consolidated statements of the Company, and the determination by the Board (or a committee thereof) shall be final and binding. In making such determination, the Board (or a committee thereof) may make adjustments to the audited numbers or to the targets themselves to take into account unusual or non-recurring events, including, without limitation, acquisitions and divestitures. You may elect to have all or any portion of your bonus paid to you in the form of common stock of the Company, based on the then fair market value of the stock. Any stock so paid will be subject to the terms and conditions of the Stockholders Agreement entered into among the Company and its stockholders.

5. Stock Purchase; Stock Option. On the Effective Date, immediately prior to the closing of the Company’s acquisition of Multifoods under the Stock Purchase Agreement, you will make a cash contribution to the capital of the Company in the amount of $2 million in exchange for shares of common stock having a value of $2 million based on the price per share paid by Wellspring Capital. At the time of your contribution, you will become a party to Stockholders Agreement to be entered into among the Company and its stockholders. As soon as practicable after the Effective Date, you will also be granted an option to purchase shares of common stock on terms and conditions to be set forth in a separate stock option agreement. The exercise price of the option will be equal to the price per share paid by Wellspring Capital.

6. Benefits. You will be provided with such retirement benefits, fringe benefits and insurance coverages as are made available to employees of the Company generally.

7. Termination. You will be free to resign from the Company at any time, and the Company will be free to terminate your employment at any time. Upon any such termination or resignation, you will be entitled to any amounts earned and payable but not yet paid. In addition, if, prior to expiration of the Term, (i) the Company terminates your employment other than for “cause” or other than by reason of your “disability”, or (ii) you terminate your employment for “good reason”, then in lieu of any other severance benefits otherwise payable under any Company policy, or any other damages payable in connection with such termination, you will be entitled to receive continued payment of your Base Salary and continued group health coverage (on the same basis such coverage was received at the time of your termination) for the remainder of the then-existing Term (without regard to any further extensions thereof), as well as a lump sum payment equal to your annual bonus for the fiscal year in which termination occurs, based on Company performance during such year through the date of your termination, and prorated for the portion of the year actually worked. Your right to the payments in the preceding sentence shall be conditional upon (x) your continuing compliance with the restrictive covenants contained in paragraph 8, (y) your continuing compliance with the provisions of paragraph 9, and (z) your execution of a customary release of claims in favor of the Company and its affiliates, in a form prescribed by the Company. The Company’s obligation set forth above to continue your group health coverage will terminate no later than the date you become eligible for coverage under another group health plan, and you agree to notify the Company of your eligibility for any such coverage. For purposes of this paragraph 7, “cause” means a finding by the Company that you have (i) committed a felony or a crime involving moral turpitude, (ii) committed any act of gross negligence or fraud, (iii) failed, refused or neglected to substantially perform your duties (other than by reason of a physical or mental impairment) or to implement the directives of the Company, or materially breached any provision of this Letter Agreement, where such failure, refusal, neglect or breach continued for 30 days after you had been provided written notice thereof, or (iv) engaged in conduct that is materially injurious to the Company, monetarily or otherwise. “Disability” means a finding by the Company that you have been unable to perform your job functions by reason of a physical or mental impairment for a period of 180 days within a period of 360 consecutive days. “Good Reason” means (i) a material breach by the Company of any provision of this Letter Agreement that continued for 30 days after you have provided the Company with written notice thereof, or (ii) the principal place of your employment is relocated more than 100 miles from the principal place of employment on the Effective Date.

8.	Restrictive Covenants.

(a) Confidential Information. You acknowledge and agree that the information, observations, and data obtained by you while employed by the Company or any of its subsidiaries concerning the business affairs of the Company or any subsidiary of the Company (“Confidential Information”) are the property of the Company or such subsidiary. Consequently, you agree that, except to the extent required by applicable law, statute, ordinance, rule, regulation or orders of courts or regulatory authorities, you shall not at any time (whether during or after the Employment Period) disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of your acts or omissions to act or as required by law. You shall deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) and the business of the Company or any subsidiary of the Company which you may then possess or have under his control.

(b) Inventions and Patents. You agree that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you prior to the date hereof while employed by the Company or any of its subsidiaries (“Work Product”) belong to the Company or such subsidiary. You will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

(c) Non-compete. You acknowledge that in the course your employment with the Company and its subsidiaries you will become familiar with the Company’s and its subsidiaries’ trade secrets and other Confidential Information and that your services have been and will be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, you agree that you shall not, during the Restricted Period, directly or indirectly own, operate, manage, control, participate, consult with, advise or engage in services for any competitor of the Company or its subsidiaries or in any manner engage in any start up of a business (including by yourself or in association with any person, firm, corporate or other business organization or through any other entity) in competition with the businesses of the Company or its subsidiaries. Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock or equity of an entity which is publicly traded, so long as you have no active participation in the business of such entity. For purposes of this paragraph 8, the Restricted Period means the period commencing on the Effective Date and ending on the later of the expiration of the initial Term, or the first anniversary following the termination of the Employment Period.

(d) Non-solicitation. During the Restricted Period, you shall not directly or through another entity (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee, including, without limitation, inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations the Company or its subsidiaries, (ii) hire any person who was an employee of Company or any subsidiary of the Company at any time within the six-month period prior to the date you employ or seek to employ such person, or (iii) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of the Company or any subsidiary of the Company to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company or any subsidiary of the Company.

(e) Non-disparagement. You shall not at any time during or after the Employment Period whether in writing or orally, criticize, disparage or otherwise demean in any way the Company or its subsidiaries or their respective products, officers, directors, employees or shareholders.

(f) Enforcement. You agree that: (i) the covenants set forth in this paragraph 8 are reasonable in all respects, including, where applicable, geographical and temporal scope, and (ii) the Company would not have entered into this Letter Agreement but for your covenants contained herein, and (iii) the covenants contained herein have been made in order to induce the Company to enter this Letter Agreement. If, at the time of enforcement of this paragraph 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. You recognize and affirm that in the event of your breach of any provision of this paragraph 8, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, you agree that in the event of a breach or a threatened breach by you of any of the provisions of this paragraph 8, the Company, in addition and supplementary to other rights and remedies granted by law existing in its favor (including recovery of damages and costs (including reasonable attorneys’ fees)), may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

9. Future Cooperation. You agree that upon the Company’s reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. You will be entitled only to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

10. Indemnification. To the fullest extent permitted by law, the Company will indemnify you and hold you harmless from all claims arising from any action taken by you, or your failure to act, within the scope of your authority as an officer or director of the Company and/or its affiliates, unless the action or omission is fraudulent or constitutes willful misconduct or gross negligence. You shall also be covered under any directors & officers liability insurance policy secured by the Company.

11. Key Man Insurance. During the Employment Period, the Company may at any time effect insurance on your life and/or health in such amounts and in such form as the Company may in its sole discretion decide. You will not have any interest in such insurance, but shall, if the Company requests, submit to such medical examinations, supply such information and execute such documents as maybe required in connection with, or so as to enable the Company to effect, such insurance.

12. Withholding. The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law.

13. Governing Law. The terms of this Letter Agreement, and any action arising thereunder, shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

14. Waiver. This Letter Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Company. The failure of either party to enforce any of the provisions of this Letter Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Letter Agreement shall be held to be a waiver of any other or subsequent breach.

15. Assignment. This Letter Agreement is personal to you. You shall not assign this Letter Agreement or any of your rights and/or obligations under this Letter Agreement to any other person. The Company may, without your consent, assign this Letter Agreement to any successor to its business.

16. Dispute Resolution. To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving this Letter Agreement (except, at the election of the Company, for injunctive relief with respect to disputes arising out of an alleged breach or threatened breach of the Restrictive Covenants contained in paragraph 8), including claims of violations of federal or state discrimination statutes or public policy, shall be resolved pursuant to binding arbitration in New York, New York. In the event of a dispute, a written request for arbitration shall be submitted to the New York office of the American Arbitration Association. The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. Except as otherwise provided above, this procedure shall be the exclusive means of settling any disputes that may arise under this Letter Agreement. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses, shall be shared equally by you and the Company. Each party shall bear its own witness expenses and attorneys’ fees.

17. Survival. Notwithstanding anything contained herein to the contrary, the provisions paragraph 8, 9, 10 and 16 shall survive termination of your employment with Company and its subsidiaries.

18. No Conflicts. You. represent and warrant to the Company that your acceptance of employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Letter Agreement.

19. Entire Agreement. Upon the Effective Date, this Letter Agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof.

20. Counterparts. This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

* * * *

If the foregoing is acceptable to you, kindly sign and return to us one copy of this letter.

Sincerely yours,

WELLSPRING DISTRIBUTION CORP.

By:	/s/ William Dawson

William Dawson

AGREED TO AND ACCEPTED BY:

/s/ George Holm

George Holm